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                                                                   EXHIBIT 10.8

April 12, 2002


Christian Feuer
627 N. Lincoln Street
Hinsdale, IL 60521

Dear Christian:

It is a distinct pleasure to offer you the position of President and Chief Executive Officer of uBid, Inc. ("uBid"). In this capacity you will report to the Board of Directors of uBid.

Your starting salary will be $13,461.53 bi-weekly, which is equivalent to an annualized base salary of $350,000.00. You will also be eligible to receive a pro-rated bonus for fiscal year 2002, ending 7/31/02, based on a target annualized bonus of $200,000.00, of which $50,000.00 is guaranteed. Your FY03 bonus potential will be $200,000.00, of which uBid will guarantee $100,000.00, provided that you are employed by uBid on the date that bonuses are paid under the FY03 Bonus Plan, to be approved by the uBid Board of Directors. This bonus will be based on successful satisfaction of fiscal year 2003 business and personal objectives pursuant to the terms and conditions of the FY2003 Bonus Plan.

In addition, on your date of hire, you will be granted an option (the "Option") to purchase 300,000 shares of CMGI common stock under the CMGI 2000 Stock Incentive Plan (the "Plan"). The Option will vest as follows: 25% on the one year anniversary of the date of grant, and then 1/48/th/ of the total award will vest monthly until fully vested on the fourth anniversary of the date of grant. The exercise price of the Option shall equal the closing price of the CMGI common stock on the Nasdaq National Market (during normal trading hours) on the date of grant. The Option shall be subject to all terms, limitations, restrictions and termination provisions set forth in the Plan and in the separate option agreement (which shall be based upon CMGI's standard form of option agreement) that shall be executed to evidence the grant of the Option. Additionally, as a condition of employment with uBid, you are required to execute each of the enclosed Non-Competition Agreement and Non-Disclosure and Developments Agreement.

Please be advised that as President and Chief Executive Officer of uBid, you shall be deemed to be an "executive officer" of CMGI within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and an "officer" of CMGI within the meaning of Rule 16a-1(f) under such Act. More details regarding the reporting requirements and other obligations imposed on you by federal securities laws will be forthcoming from a member of CMGI's Legal Department.

As an employee of uBid, you may participate in any and all bonus and benefit programs that uBid establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Details of the benefits offered will be reviewed with you in orientation on your first day of employment.

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Page Two of Two
Offer of Employment, Christian Feuer

In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please review the enclosed Employment Eligibility Verification Form (Form I9) and the list of acceptable documents that are required. You must bring this on your first day of employment. If you fail to bring proper documentation with you on your first day of work, you will be asked to go home to collect your paperwork. Unfortunately, there can be no exceptions. If you do not bring proper documentation, you will be considered ineligible for employment and uBid will not add you to its payroll until the required I9 documentation is received.

Please confirm your acceptance of this offer and your start date by signing one copy of this letter and returning it to me. Additionally, please complete, sign and return the enclosed Employee Information sheet along with the Sexual Harassment policy, Illinois Tax Form, W4, Direct Deposit Form and both agreements that are enclosed. All documents along with one copy of your signed offer letter must be returned by the end of business on Thursday, if you wish to start the following Monday.

If you choose to fax the documents, please fax a copy of your signed offer letter and all the enclosed documents to 978/684-3624 and bring the originals with you on your first day. If you wish to overnight the original documents, please mail one copy of your signed offer letter and the entire enclosed package to CMGI Attention: Joyce Fantasia 100 Brickstone Square Andover, MA 01810.

Your employment with uBid will be "at-will". This means that your employment with uBid may be terminated by either you or uBid at any time and for any reason, with or without notice. This offer expires as of the close of business on Friday, April 19, 2002. This offer supersedes all prior offers, both verbal and written. This letter does not constitute a guarantee of employment or a contract.

Christian, we are very pleased by the prospect of your addition to the uBid team, and we are confident that you will make a significant contribution to our future success!

Sincerely,

/s/ George McMillan

George McMillan
Treasurer
uBid, Inc.

/s/ Christian Feuer                                  4/15/02
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CHRISTIAN FEUER                                      DATE

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